UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2006

CHIPOTLE MEXICAN GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1543 Wazee Street, Suite 200
Denver, CO 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 595-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 13, 2006, Chipotle Mexican Grill, Inc. adopted the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.  Chipotle’s adoption of the supplemental plan was approved by Chipotle’s Board of Directors, upon recommendation of the Compensation Committee of the Board.

The supplemental plan permits certain designated eligible management employees of Chipotle who elect to participate in the plan, including executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to the Chipotle Mexican Grill, Inc. 401(k) Plan.  Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of certain incentive awards, which are credited to the participant’s “Deferred Bonus Account.”  Contributions are also matched by Chipotle at the rate of 100% on the first 3% of contribution and 50% on the next 2% of contribution, provided, however, that contributions to a participant’s Deferred Bonus Account are only matched by Chipotle if the participant contributes to his or her Supplemental Account.  Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution.  Amounts credited to a participant’s deferral accounts fluctuate to track a variety of available investment choices selected by the participant, and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with Chipotle, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations.  Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of Chipotle to pay in the future the value of the accounts.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the completion by McDonald’s Corporation of its disposition of its ownership interest in Chipotle, and as contemplated in a Separation Agreement between Chipotle and McDonald’s, Mats Lederhausen, Managing Director of McDonald’s Ventures, a unit of McDonald’s, resigned from the Board of Directors of Chipotle effective as of October 12, 2006.  Mr. Lederhausen’s resignation is not related to any disagreement with Chipotle or with Chipotle’s operations, policies or practices.

Item 8.01               Other Events.

In connection with the completion by McDonald’s Corporation of its disposition of its ownership interest in Chipotle, Chipotle class B common stock commenced trading on a regular-way basis on the New York Stock Exchange, under the symbol CMGB, on October 13, 2006.  The class B common stock may be quoted by third-party services under other symbols, including CMG-B, CMG.B, and CMG/B.

Also in connection with the completion by McDonald’s Corporation of its disposition of its ownership interest in Chipotle and pursuant to the terms of Chipotle’s Restated Certificate of Incorporation, effective October 12, 2006, shares of Chipotle class B common stock are no longer convertible into Chipotle class A common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

October 16, 2006	By:	/s/ John R. Hartung
Name: John R. Hartung
Title: Chief Financial and Development Officer